CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2024, with respect to the consolidated financial statements included in the Annual Report of Via Renewables, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Via Renewables, Inc. on Form S-3 (File No. 333-266615) and on Forms S-8 (File No. 333-197738 and File No. 333-231707).

/s/ GRANT THORNTON LLP
Houston, Texas
February 29, 2024